Exhibit 10.2
$13,000,000.00    Birmingham, Alabama
August 3, 2012

PROMISSORY NOTE

FOR VALUE RECEIVED, without grace, National Security Group, Inc., a Delaware corporation (the “Borrower”), promises to pay to the order of the Bagley Family Revocable Trust, a statutory trust formed under the laws of the State of California (herein called the “Lender,” and together with any subsequent holder of this Promissory Note called the “Holder”), in the manner set forth below, the principal sum of Thirteen Million and No/100 Dollars ($13,000,000.00), plus interest according to the terms set forth in this Promissory Note (this “Note”).

The Borrower agrees with the Holder as follows:

SECTION 1 -Rules of Construction. For the purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires:

(a)Words of masculine, feminine or neuter gender include the correlative words of other genders.

(b)Singular terms include the plural as well as the singular, and vice versa.

(c)All references herein to designated “Sections” and other subdivisions are to the designated Sections and subdivisions hereof unless expressly otherwise designated in context. All Section and other subdivision captions herein are used for reference only and do not limit or describe the scope or intent of, or in any way affect, this Note.

(d)The terms “include,” “including,” and similar terms shall be construed as if followed by the phrase “without being limited to.”

(e)The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular Section or other subdivision.

(f)No inference in favor of or against any party shall be drawn from the fact that such party or such party's counsel has drafted any portion hereof.

(g)All references in this Note to a separate agreement or instrument are to such separate agreement or instrument as the same may be amended or supplemented from time to time pursuant to the applicable provisions thereof.

(h)All accounting terms not otherwise defined herein have the meanings defined for them under generally accepted accounting principles, and all computations provided for herein shall be made in accordance with generally accepted accounting principles.

SECTION 2 -Definitions. As used in this Note, the following terms are defined as follows:

(a)“Actual/360 Day Basis” means a method of computing interest and other charges on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that the interest accrued for each day will be computed by multiplying the interest rate applicable on that day by the unpaid principal balance on that day and dividing the result by 360.

(b)“Authorized Officer” is defined in Section 21(a)(ii).

(c)“Business Day” means any day, excluding Saturday and Sunday, on which banks in Dallas, Texas are open to the public for carrying on substantially all of their banking business.

(d)“Catastrophic Event” is defined in Section 7(c).

(e)“Change of Control” means the occurrence of any one or more of the following:

(i)    any Person or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), in a single transaction or in a series of transactions, by way of merger, consolidation, business combination, restructuring, recapitalization, repurchase of equity interest, leveraged buyout, purchase of securities or otherwise, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (an “option right”), whether such right is exercisable immediately or only after the passage of time) of fifty percent (50%) or more of the outstanding voting and/or economic interest in the Borrower's capital stock or Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); or

(ii)    a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body as of the date of this Note, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(iii)    the sale, lease, transfer or exchange, in a single or a series of related transactions, of all or substantially all of the assets of the Borrower; or

(iv)    any “Change of Control” or equivalent term, as defined in any other agreement or instrument evidencing Debt of the Borrower or any of its subsidiaries (excluding the Obligations under this Note), shall occur.

(f)“Debentures” means the Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture of the Borrower, dated December 15, 2005, and the Floating Rate Junior Subordinated Deferrable Interest Debenture of the Borrower, dated December 21, 2007, that were issued by the Borrower under the 2005 Indenture and the 2007 Indenture, respectively. Reference to the Debentures shall include the interest rate swap agreements executed in connection therewith.

(g)“Debt” of any person means (A) all indebtedness, whether or not represented by bonds, debentures, notes or other securities, for the repayment of borrowed money, (B) all deferred indebtedness for the payment of the purchase price of property or assets purchased, (C) all capitalized lease obligations, (D) all indebtedness secured by any Lien on any property of such person, whether or not indebtedness secured thereby has been assumed, (E) all obligations with respect to any conditional sale contract or title retention agreement, (F) all indebtedness and obligations arising under acceptance facilities or in connection with surety or similar bonds, and the outstanding amount of all letters of credit issued for the account of such person, and (G) all obligations with respect to interest rate swap agreements.

(h)“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interest in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

(i)“Event of Default” is defined in Section 11. An Event of Default “exists” if an Event of Default has occurred and is continuing.

(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with rules of the SEC promulgated thereunder.

(k)“Governing Documents” means, with respect to any person that is not a natural person, all organizational and governing documents applicable thereto. The term includes its certificate or articles of incorporation and bylaws, if a corporation, its partnership agreement, if a partnership, its articles of organization and operating agreement, if a limited liability company, its trust agreement, indenture of trust or other document establishing the trust, if a trust, and all applicable resolutions or other directions of the directors, shareholders, officers, partners, members, settlors, beneficiaries, owners, or other relevant persons comprising, owning, managing or operating the person in question.

(l)“Governmental Authority” means any national, state, county, municipal or other government, domestic or foreign, and any agency, authority, department, commission, bureau, board, court or other instrumentality thereof.

(m)“Governmental Requirements” means all laws, rules, regulations, ordinances, judgments, decrees, codes, orders, injunctions, notices and demand letters of any Governmental Authority.

(n)“Indentures” means, collectively, the 2005 Indenture, the 2007 Indenture and any indenture or similar instrument entered into by the Borrower after the date hereof in connection with the issuance of securities by a finance subsidiary, including a trust, of the Borrower.

(o)“2005 Indenture” means that certain Indenture, dated as of December 15, 2005, by and between the Borrower and Wilmington Trust Company, as trustee, as amended, supplemented and modified.

(p)“2007 Indenture” means that certain Indenture, dated as of June 21, 2007, by and between the Borrower and Wilmington Trust Company, as trustee, as amended, supplemented and modified.

(q)“Initial Payment” is defined in Section 3(a).

(r)“Installment Payment” is defined in Section 3(b).

(s)“Lien” means any mortgage, pledge, assignment, charge, encumbrance, lien, security title, security interest or other preferential arrangement.

(t)“Net Proceeds” is defined in Section 6(b)(ii).

(u)“Obligations” means (A) the payment of all amounts now or hereafter becoming due and payable under this Note, including the principal amount of this Note, all interest (including interest that, but for the filing of a petition in bankruptcy, would accrue on any such principal) and all other fees, charges and costs (including attorneys' fees and disbursements) payable in connection therewith; (B) the observance and performance by the Borrower of all of the provisions of this Note; and (C) all renewals, extensions, modifications and amendments of any of the foregoing.

(v)“Person” means any individual, corporation, limited liability company, partnership, joint venture, joint stock company, trust, land trust, business trust, employee benefit plan or trust, unincorporated organization or other entity.

(w)“Sale Transaction” is defined in Section 6(b)(i).

(x)“SEC” means the United States Securities and Exchange Commission.

(y)“Settlement Agreement” means that certain Mutual Release and Settlement Agreement, dated as of August __, 2012, by and among the Borrower, the Lender and Mobile Attic, Inc.

(z)“Solvent” means, with respect to any person on a particular date, that as of such date (1) the fair value of the property of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (2) the present fair salable value of the assets of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured, (3) such person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such person's property would constitute an unreasonably small capital, and (4) such person does not intend to, or believe or reasonably should have believed that it will, incur debts beyond its ability to repay as they become due.

SECTION 3 Initial Payment of Portion of Principal. The Borrower shall pay to the Holder the principal sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), without interest thereon, on or before September 18, 2012 (such payment, the “Initial Payment”).

SECTION 4 Additional Payments of Principal and Interest.

(a)Periodic Installment Payments. The Borrower shall pay to the Holder the principal sum of Ten Million Five Hundred Thousand and No/100 Dollars ($10,500,000.00), together with interest at the rate per annum equal to the “prime rate” plus 1.0% (100 basis points) on the unpaid principal from September 18, 2012 until payment in full. Such principal shall be payable in eight (8) annual installments of $1,166,666.66 each commencing on November 15, 2013, and on each anniversary thereof through and including November 15, 2020, and one final installment of $1,166,666.72 payable on November 15, 2021 (each such payment, an “Installment Payment”). Accrued and unpaid interest shall be payable with each installment of principal based on the “prime rate” published in The Wall Street Journal on November 15 in the year preceding the payment date plus 1.0% (100 basis points). Interest will be computed on an Actual/360 Day Basis. Installment Payments that are due on a day that is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

(b)Application of Payments. All payments made pursuant to Sections 4, 5 and 6 shall be first applied to interest and the balance to principal.

SECTION 5 -Optional Prepayments. The Borrower may at any time prepay any amount due under this Note, in whole or in part, prior to the applicable due date, without premium or penalty. Any prepayment shall be accompanied by the payment of accrued interest to the date of prepayment on the principal amount prepaid. Upon application of any prepayment of principal under this Section 5, the amount of each of the remaining annual installments of principal shall be adjusted and modified so that each such remaining installment will be in an amount to be determined by dividing the then outstanding principal amount by the number of remaining annual installments.

SECTION 6 Mandatory Prepayments.

(a)Mandatory Prepayment Based Upon Dividends. Each annual Installment Payment of principal and interest to the Holder must be no less than the total dividends paid by the Borrower to its shareholders during the twelve whole calendar months immediately preceding the date of the applicable Installment Payment. If the total dividends paid by the Borrower to its shareholders during any such period exceeds the annual principal and interest payment that would otherwise be due and payable under Section 4, the Borrower shall prepay the amount due hereunder in an amount equal to such difference. Such prepayment shall be due with the applicable annual Installment Payment. Any prepayment shall be accompanied by payment of accrued interest to the date of prepayment on the principal amount prepaid. Upon application of any prepayment of principal under this Section 6(a), the amount of each of the remaining annual installments of principal under Section 4 shall be adjusted and modified so that each such remaining installment will be in an amount to be determined by dividing the then outstanding principal amount by the number of remaining annual installments.

(b)Mandatory Prepayment Upon Disposition of Assets.

(i)    If, prior to the Borrower's payment in full of all of its Obligations hereunder, the Borrower, directly or indirectly, sells, disposes of or otherwise transfers any material portion of its assets, including all or any portion of the stock of any of its direct or indirect subsidiary companies, outside the ordinary course of business, or any of the Borrower's subsidiary companies sells, disposes of or otherwise transfers any material portion of its assets outside the ordinary course of business (a “Sale Transaction”), the Borrower shall pay the Net Proceeds from any such Sale Transaction to the Holder in an amount equal to the lesser of (1) the remaining balance due under Section 4 of this Note or (2) 75% of the Net Proceeds from such Sale Transaction, in which event the payment shall be applied in accordance with Section 5. For purposes of this Section 6(b), issuances or sales of debt securities or equity securities for cash consideration by the Borrower or any its subsidiaries (excluding issuances of notes to banks pursuant to commercial loan transactions and excluding issuances of equity securities of the Borrower to employees and directors of the Borrower or its subsidiaries under duly authorized equity compensation plans in the ordinary course of business) shall be deemed to be a Sale Transaction.

(ii)    The term “Net Proceeds” shall mean and refer to either (1) the cash proceeds received by the Borrower from a Sale Transaction or (2) in the case of a Sale Transaction in which the proceeds are received by a subsidiary of the Borrower, the cash proceeds derived from the Sale Transaction and that are distributed to the Borrower, in each case after deducting the amount of reasonable expenses relating to the Sale Transaction and the amount of any indebtedness required to be paid in connection with the Sale Transaction; provided, however, that Net Proceeds shall not include proceeds received from an issuance of equity or debt securities by the Borrower that are contributed to one or more insurance company subsidiaries of the Borrower in order to satisfy applicable regulatory requirements or maintain a rating from a nationally recognized statistical rating organization. In the event of a Sale Transaction in which a subsidiary of the Borrower sells a material portion of its assets outside of the ordinary course of its business or issues securities, in either case, to anyone other than the Borrower or another subsidiary of the Borrower, the Borrower shall, subject to applicable regulatory requirements, cause such subsidiary to distribute the proceeds to the Borrower in at least an amount sufficient to comply with the Borrower's payment obligations under Section 6(b)(i).

(iii)    Within 45 days after the completion of any Sale Transaction described in Section 6(b)(i), the Borrower shall provide a written report to the Holder which shall include a description of the Sale Transaction, a calculation of the Net Proceeds, if any, received or to be received by the Borrower as a result of the Sale Transaction and such other information as the Holder shall reasonably request. Said report shall be accompanied by payment of the amount due to the Holder hereunder; provided that if regulatory approval is required to distribute the Net Proceeds to the Holder, the notice shall describe the approval required and the date that the payment to the Holder is expected to be made if such approval is obtained. Notwithstanding anything herein to the contrary, the Borrower shall not be required to apply any non-cash proceeds received in a Sale Transaction with a member of its insurance holding company system as defined in Section 27-29-1(4) of the Code of Alabama 1975, as amended, and all transactions in connection with the management of the investments of the insurance subsidiaries shall be deemed to be in the ordinary course of business; provided that the Borrower shall not distribute the stock of any of its subsidiaries as a dividend or other distribution to its shareholders. Upon application of any prepayment of principal under this Section 6(b), the amount of each of the remaining annual installments of principal under Section 4 shall be adjusted and modified so that each such remaining installment will be in an amount to be determined by dividing the then outstanding principal amount by the number of remaining annual installments.

SECTION 7 Deferred Payment Based Upon Catastrophic Losses.

(a)If one or more of the Borrower's property and casualty subsidiary insurance companies suffers losses from one or more Catastrophic Events in an aggregate amount greater than $3.5 million during the twelve month period ending on October 31 immediately preceding the date of the next Installment Payment due under Section 4 hereof (except that the look-back period for the Installment Payment due on November 15, 2013 shall extend from September 18, 2012 to October 31, 2013), the Borrower may, at its option after delivery of notice as herein required, elect to defer the annual Installment Payment due on that payment date in accordance with the terms of this Section 7(a). Upon any such deferral, the amount of each of the remaining annual installments of principal shall be adjusted and modified so that each such remaining installment will be in an amount to be determined by dividing the then outstanding principal amount by the number of remaining annual installments; provided, that, in the event the Borrower elects to defer an annual Installment Payment that is due on November 15, 2018, November 15, 2019 or November 15, 2020 pursuant to this Section 7, then 25% of the total amount of principal and accrued interest being deferred (the “Deferred Amount”), together with interest thereon, shall be payable on each of the remaining annual Installment Payment dates, with the remainder of the Deferred Amount, together with interest thereon, being payable no later than November 15, 2022; provided further, that, in the event the Borrower elects to defer the annual Installment Payment that is due on November 15, 2021 pursuant to this Section 7, such annual Installment Payment shall be paid in full no later than November 15, 2022. As an example, which shall be for illustrative purposes only, in the event that the Borrower elects to defer the annual Installment Payment of $1,166,666.66, plus accrued interest thereon, that is due on November, 15, 2019 as a result of a Catastrophic Event, then 25% of such Deferred Amount, together with interest thereon, shall be payable on November 15, 2020, 25% of such Deferred Amount, together with interest thereon, shall be payable on November 15, 2021, and the remaining 50% of such Deferred Amount, together with interest thereon, shall be payable on November 15, 2022. Deferred principal and interest will accumulate additional interest at the rate specified in Section 4(a), compounded annually, until payment in full.

(b)Notwithstanding the foregoing, this Section 7 shall in no way affect the mandatory prepayment provisions set forth in Section 6. That is, if the Borrower pays dividends to its shareholders during the twelve months following the payment date of the deferred installment, the Borrower must pay the Holder an amount equal to the amount of dividends paid during that period as and when such dividends are paid, and the amount of such payments shall be applied as provided in Section 4(b) above with any payment of principal reducing the amount of the deferred payment. Furthermore, if a Sale Transaction occurs, then the provisions of Section 6(b) shall apply, and the amount of any payment paid pursuant to Section 6(b) shall be applied as provided in Section 4(b) above with any payment of principal reducing the amount of the deferred payment.

(c)For purposes of this Section 7, a “Catastrophic Event” shall mean an event which meets the definition of a catastrophe of Property Claims Service and which has been assigned a separate serial number by Property Claims Service. In order to elect to defer payment as permitted in this Section 7, at least ten days before such payment is due, the Borrower shall provide the Holder with written notice specifying the amount of loss for each Catastrophic Event by the serial number assigned by Property Claims Service together with such other information as the Holder shall reasonably request.

SECTION 8 -Place and Time of Payments.

(a)All payments by the Borrower to the Holder under this Note shall be made in lawful currency of the United States and in immediately available funds to the Lender at #5 Stephens Court, Trophy Club, Texas 76262 or at such other address within the continental United States as shall be specified by the Holder by notice to the Borrower. Any payment received by the Holder after 5:00 p.m. (Dallas, Texas time) on a Business Day (or at any time on a day that is not a Business Day) shall be deemed made by the Borrower and received by the Holder on the following Business Day.

(b)All amounts payable by the Borrower to the Holder under this Note shall be payable on the specified due date without notice or demand by the Holder.

(c)Payments that are due on a day that is not a Business Day shall be payable on the next succeeding Business Day, and any interest payable thereon shall be payable for such extended time at the specified rate.

SECTION 9 -Representations and Warranties of the Borrower. The Borrower represents and warrants to the Lender as follows:

(a)-Organization, Powers, Existence. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the right, power and authority to own its properties and assets and to carry on its business as now being conducted, and (iii) has the right, power and authority to execute, deliver and perform the Settlement Agreement and each agreement, instrument or other document executed by the Borrower pursuant to the Settlement Agreement, including this Note.

(b)-Authorization. The execution, delivery and performance of this Note and the Settlement Agreement, and the consummation of the transactions consummated hereby and thereby, have been duly and effectively authorized by all requisite corporate action on the part of the Borrower. This Note and the Settlement Agreement constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(c)No Violation. The execution, delivery and performance of this Note and the Settlement Agreement, and the consummation of the transactions consummated hereby and thereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation, executive order or Governmental Requirement to which the Borrower or any of its subsidiaries is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Borrower or any of its subsidiaries; (c) violate, result in the breach of, or conflict with, any term, covenant, condition or provision of the Governing Documents of the Borrower or any of its subsidiaries; or (d) violate, result in the breach of, conflict with, or constitute a default under, any agreement or instrument (including the 2005 Indenture and the 2007 Indenture) to which the Borrower or any of its subsidiaries is a party.

(d)Consents. No consent, authorization or approval of, notice to, or exemption by, any person, including without limitation any Governmental Authority, is required in connection with the execution, delivery and performance by the Borrower of this Note or the Settlement Agreement, or the taking of any action herein or therein contemplated, which would prevent or hinder the consummation of the transactions contemplated hereby or therein.

(e)Litigation. As of the date hereof, there are no actions, suits, proceedings or governmental investigations or inquiries pending or, to the knowledge of the Borrower, threatened against it or any of its subsidiaries which, in its reasonable judgment, would prevent or hinder the consummation of the transactions contemplated by the Settlement Agreement or this Note.

(f)-Financial Statements. Except for the Obligations evidenced by this Note or as otherwise disclosed in writing to the Lender on or prior to the date hereof, the Borrower does not have any obligations for borrowed money or other debts, obligations or liabilities, direct or contingent, other than those reflected in the Borrower's most recent financial statements filed with the SEC. Such financial statements were prepared in accordance with generally accepted accounting principles; and all of the Borrower's financial statements filed with the SEC are correct and complete and present fairly the financial condition of the Borrower as of the dates thereof.

(g)-Taxes. The Borrower has filed all tax returns that are required to be filed with any Governmental Authority and has paid all taxes as shown on said returns or on any assessment received by the Borrower to the extent that such taxes have become due.

(h)-Agreements. The Borrower is not in default in the performance or observance of any of the obligations contained in any agreement or instrument to which the Borrower is a party, which default could have a material adverse effect upon the Borrower's operations or condition.

(i)-Solvency; No Fraudulent Transfer. The Borrower is Solvent and, after taking into account the consummation of the transactions provided for in the Settlement Agreement and this Note (including the payments by the Borrower pursuant to this Note), will be Solvent. No transfer of property is being made and no obligation is being incurred by the Borrower or any subsidiary of the Borrower in connection with the transactions contemplated by this Note or the Settlement Agreement with the intent to hinder, delay or defraud either present or future creditors of the Borrower or any of its subsidiaries.

SECTION 10 -Covenants of the Borrower. From the date hereof until payment in full of the principal amount of this Note and all of the interest that accrues hereunder and all other amounts payable by the Borrower under this Note, the Borrower covenants and agrees that, unless the Holder shall otherwise consent in writing:

(a)-Existence, Properties, etc. The Borrower shall (i) do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's corporate existence, rights and franchises and comply with all Governmental Requirements applicable to the Borrower, and (ii) at all times maintain, preserve and protect all franchises, licenses and trade names and preserve all the remainder of the Borrower's property used or useful in the conduct of the Borrower's business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(b)-Payment of Indebtedness, Taxes, etc. The Borrower shall (i) pay the Borrower's Debts in accordance with normal terms and (ii) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and other charges or levies of Governmental Authorities imposed upon the Borrower or upon the Borrower's income and profits or upon any of the Borrower's properties, before the same shall become in default.

(c)-Notification. The Borrower shall promptly notify the Holder concerning the occurrence of any event or circumstance that would cause or constitute an Event of Default or a material breach of any of the Borrower's representations, warranties or covenants contained herein or that would, at the time or given the passage of time, make it impossible, difficult or unlikely to satisfy any of the Borrower's Obligations under this Note; and the Borrower shall use commercially reasonable efforts to prevent or promptly respond to same. Additionally, at any time that the Borrower is not required to file, or does not timely file, periodic reports with the SEC pursuant to the Exchange Act, the Borrower shall promptly notify the Holder concerning (i) any material change of the Borrower's financial condition; and (ii) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material litigation that in each case would make it impossible, difficult or unlikely to satisfy any of the Borrower's obligations under this Note or might materially and adversely affect the business or condition, financial or otherwise, of the Borrower.

(d)-Further Assurances. At the Borrower's cost and expense, upon the request of the Holder, the Borrower shall duly execute and deliver, or cause to be duly executed and delivered, to the Holder such further instruments and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of the Holder or its counsel to carry out more effectively the provisions and purposes of this Note.

SECTION 11 -Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) under this Note (whatever the reason for such event and whether or not it shall be voluntary or involuntary or be effected by operation of law or pursuant to any Governmental Requirement):

(a)any representation or warranty made in this Note or the Settlement Agreement shall prove to be false or misleading in any material respect as of the time made; or

(b)any failure by the Borrower to make the Initial Payment by September 18, 2012; or

(c)any payment due under this Note (other than the Initial Payment) is not paid within fifteen (15) days after the date when due; or

(d)default shall be made in the due observance or performance of any covenant, condition or agreement on the part of the Borrower to be observed or performed pursuant to the terms of this Note or the Settlement Agreement (other than any covenant, condition or agreement, default in the observance or performance of which is elsewhere in this Section 11 specifically dealt with) and such default shall continue unremedied for a period of thirty (30) days; or

(e)(A) default shall be made with respect to any Debt (other than the Obligations) of the Borrower or its subsidiaries (including Debt incurred by the Borrower under the Indentures), if the effect of such default is to accelerate the maturity of such Debt or to permit the holder thereof to cause such Debt to become due prior to its stated maturity, or (B) any such Debt shall not be paid when due (after giving effect to any applicable notice, grace or cure periods); or

(f)a Change of Control shall have occurred without the prior written consent of the Holder; or

(g)the Borrower shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator or other custodian of the Borrower or any of the Borrower's properties or assets, (B) fail or admit in writing the Borrower's inability to pay the Borrower's Debts generally as they become due, (C) make a general assignment for the benefit of creditors, (D) suffer or permit an order for relief to be entered against the Borrower in any proceeding under the federal Bankruptcy Code, or (E) file a voluntary petition in bankruptcy, or a petition or an answer seeking an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of Debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against the Borrower in any proceeding under any such law or statute, or if limited liability company action shall be taken by the Borrower for the purpose of effecting any of the foregoing; or

(h)a petition shall be filed, without the application, approval or consent of the Borrower in any court of competent jurisdiction, seeking bankruptcy, reorganization, rearrangement, dissolution or liquidation of the Borrower or of all or a substantial part of the properties or assets of the Borrower, or seeking any other relief under any law or statute of the type referred to in Section 11(g)(E) against the Borrower, or the appointment of a receiver, trustee, liquidator or other custodian of the Borrower or of all or a substantial part of the properties or assets of the Borrower, and such petition shall not have been stayed or dismissed within sixty (60) days after the filing thereof; or

(i)the Borrower shall be dissolved or liquidated, cease to be Solvent or suspend business; or

(j)any writ of execution, attachment or garnishment shall be issued against the assets of the Borrower and such writ of execution, attachment or garnishment shall not be dismissed, discharged or quashed within 30 days of issuance.

SECTION 12 -Acceleration Upon Event of Default. If an Event of Default exists, the Holder shall have the right, without further notice or demand to the Borrower, to declare the entire unpaid principal balance of the indebtedness evidenced by this Note, with accrued interest, to be immediately due and payable. The Holder may accept late or partial payments without waiver of its right to declare a default for untimely or incomplete payment or with respect to any other defaults. Even if, at a time when the Borrower is in default, the Holder does not require the Borrower to pay immediately in full as described above, the Holder will still have the right to do so if the Borrower is in default at a later time.

SECTION 13 -Certain Waivers and Agreements by the Borrower.

(a)As to the Obligations evidenced by this Note, the Borrower (i) waives demand, presentment, protest, notice of protest, suit and all other requirements necessary to hold liable the Borrower; and (ii) agrees to pay all costs of collection, including reasonable attorney's fees, in the event default should be made in the payment of any of the Obligations evidenced by this Note.

(b)The Borrower acknowledges that the Holder has not made any representations or entered into any agreements with the Borrower to induce the Borrower to enter into the transactions contemplated by this Note except as set forth in writing in the Settlement Agreement.

SECTION 14 -Heirs, Successors and Assigns. Whenever in this Note any party hereto is referred to, such reference shall be deemed to include the heirs, successors and assigns of such party, except that the Borrower may not assign or transfer its obligations under this Note without the prior written consent of the Holder; and all obligations of the Borrower under this Note shall bind the Borrower's successors and assigns and shall inure to the benefit of the successors and assigns of the Holder. The Borrower promises and agrees that it shall obtain a written agreement from any successor or assign to the Borrower (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume and agree to perform this Note and the Settlement Agreement in the same manner and to the same extent that the Borrower would be required to perform if no succession or assignment had taken place.

SECTION 15 -Governing Law. This Note shall be construed in accordance with and governed by the internal laws of the State of Alabama except as required by mandatory provisions of law (without regard to conflict of law principles).

SECTION 16 -Separability Clause. If any provision of this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 17 -No Oral Agreements. This Note is the final expression of the agreement between the parties hereto, and this Note may not be contradicted by evidence of any prior oral agreement between such parties. All previous oral agreements between the parties hereto have been incorporated into this Note and the Settlement Agreement, and there is no unwritten oral agreement between the parties hereto in existence.

SECTION 18 -Waiver and Election. The exercise by the Holder of any option given under this Note shall not constitute a waiver of the right to exercise any other option. No failure or delay on the part of the Holder in exercising any right, power or remedy under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. No modification, termination or waiver of any provisions of this Note, nor consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by an authorized officer of the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

SECTION 19 -Time of Essence. Time is of the essence of this Note.

SECTION 20 -Usury Laws. Any provision of this Note to the contrary notwithstanding, the Borrower and the Lender agree that they do not intend for the interest or other consideration provided for in this Note to be greater than the maximum amount permitted by applicable law. Regardless of any provision in this Note, the Lender shall not be entitled to receive, collect or apply, as interest on the Obligations, any amount in excess of the maximum rate of interest permitted to be charged under applicable law until such time, if any, as that interest, together with all other interest then payable, falls within the then applicable maximum lawful rate of interest. If the Lender shall receive, collect or apply any amount in excess of the then maximum rate of interest, the amount that would be excessive interest shall be applied first to the reduction of the principal amount of the Obligations then outstanding in the inverse order of maturity, and second, if such principal amount is paid in full, any excess shall forthwith be returned to the Borrower. In determining whether the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) consider all the Obligations as one general obligation of the Borrower, and (d) “spread” the total amount of the interest throughout the entire term of this Note so that the interest rate is uniform throughout the entire term of this Note.

SECTION 21 -Financial Statements and Reports. Until all of the Obligations of the Borrower under this Note have been satisfied in full:

(a)At any time that the Borrower is not required to file, or does not timely file, periodic reports with the SEC pursuant to the Exchange Act, the Borrower shall furnish to the Lender:

(i)    not later than 90 days after the end of each fiscal year, financial statements (including a consolidated balance sheet and the related statements of income, cash flows and retained earnings) of the Borrower prepared in accordance with generally accepted accounting principles (or other comprehensive basis of accounting acceptable to the Lender) for such fiscal year, together with statements in comparative form for the preceding fiscal year, audited and accompanied by a report and opinion of an independent registered public accounting firm, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(ii)    not later than 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year, unaudited financial statements (including a consolidated balance sheet and the related statements of income, cash flows and retained earnings) of the Borrower prepared in accordance with generally accepted accounting principles (or other comprehensive basis of accounting acceptable to the Lender) for such quarterly fiscal period, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail and certified by the principal executive officer or principal financial officer (an “Authorized Officer”) of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders' equity and cash flows of the Borrower and its subsidiaries in accordance with GAAP, subject only to changes resulting from audit, normal year-end adjustments and the absence of footnotes; and

(b)To the extent that the Borrower is required pursuant to the terms of any agreement or instrument relating to outstanding Debt to prepare such reports, the Borrower shall furnish to the Lender any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Borrower as soon as available.

SECTION 22 Inspection Rights. Until all of the Borrower's Obligations under this Note have been satisfied in full, the Borrower shall, and shall cause its officers, directors and employees to, (i) afford the Holder and its representatives, during normal business hours and upon reasonable notice, reasonable access to the Borrower's books and records, with such right of access (A) to be conditioned upon the Holder entering into a reasonable confidentiality agreement with the Borrower, to the extent necessary for the Borrower to comply with the SEC's Regulation FD under the Exchange Act, if applicable, and (B) to be exercised by the Holder and its representatives in a manner that does not unreasonably interfere with the operations of the Borrower; and (ii) afford the Holder the opportunity to consult with its officers from time to time regarding the Borrower's affairs, finances and accounts as the Holder may reasonably request upon reasonable notice.

SECTION 23 Ranking. The Obligations under this Note constitute Senior Indebtedness (as such term is defined in the Indentures) for purposes of the Indentures and shall rank senior in all respects, including in right of payment, to the Debentures and all Debt incurred by or related obligations of the Borrower under the Indentures. The Borrower represents and warrants to the Holder, and shall take all steps necessary to ensure, that the foregoing sentence is and continues to be true and correct in all respects.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Note dated August 3, 2012 to be executed and delivered under seal by its duly authorized representative.

National Security Group, Inc.

By:	/s/ W. L. Brunson, Jr.
Its:	President

Borrower's Tax Identification No.:	63-1020300